EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $.66 (including a $.06 charge for lot closings) on Revenues of $153 Million

BENTONVILLE, Ark., May 22, 2017 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ:CRMT) today announced its operating results for the fourth quarter and full fiscal year 2017.

Highlights of fourth quarter operating results:

  Net earnings of $5.2 million – $.66 per diluted share ($.72 per diluted share excluding a $500,000 non-cash after-tax charge resulting from costs associated with lot closings) vs. $.40 per diluted share for prior year quarter
  Revenues of $153 million compared to $155 million for the prior year quarter including a $1.6 million increase in interest income and same store revenue increase of 1.3%
  Increased sales volume productivity with 29.1 retail units sold per store per month, up from 28.2 for the prior year quarter
  Average retail sales price increased $13 to $10,654 or .1% from the prior year quarter (increased $25 or .2% sequentially)
  Gross profit margin percentage increased to 41.5% from 38.7% for the prior year quarter
  Collections as a percentage of average finance receivables decreased to 15.6% from 16.8% for the prior year quarter.  The weighted average contract term increased to 32.5 months from 31.6.
  Net Charge-offs as a percent of average finance receivables of 8.7%, down from 9.0% for prior year quarter
  Accounts over 30 days past due increased to 3.6% from 3.0% at April 30, 2016
  Average percentage of finance receivables current improved slightly to 81% from 80.5% at April 30, 2016
  Provision for credit losses of 28.4% of sales vs. 27.4% for prior year quarter
  Selling, general and administrative expenses at 17.2% of sales vs. 16.7% for prior year quarter
  Active accounts base approximately 66,800
  Debt to equity of 50.6% and debt to finance receivables of 25.3%
  Allowance for credit losses at 25% of finance receivables, net of deferred revenue at April 30, 2017
  Repurchased 365,364 shares of common stock for $12.3 million at an average cost of $33.70 per share

Highlights of full fiscal year operating results:

  Net income of $20.2 million - $2.49 per diluted share vs. $1.33 per diluted share for the prior year
  Revenues of $588 million compared to $568 million for the prior year including a $6.3 million increase in interest income and same store revenue increase of 3.5%
  Retail unit sales increase of 1.4% to 47,116 from 46,483 for the prior year with productivity at 27.7 retail units sold per store per month, up from 26.7 for the prior year
  Net Charge-offs as a percent of average finance receivables of 30.5%, down from 31.3% for prior year
  Provision for credit losses of 28.7% of sales vs. 28.5% of sales (27.6% excluding second quarter increase to allowance for credit losses) for the prior year
  Strong cash flows supporting the increase in revenues, the $29.6 million increase in finance receivables, $1.6 million in net capital expenditures, and $20.5 million in common stock repurchases (666,202 shares) with a $10 million increase in total debt

“We are pleased with the direction the Company is moving, and we are excited about our future. The competitive environment has been difficult the last few years, but we are seeing some positive indicators. We believe we are well positioned to continue to show improvements as we grow,” said William H. (“Hank”) Henderson, CEO. “By always focusing on our core values- Integrity, Respect, Compassion and Excellence, we will ensure that our customer relationships are strong and we fully expect success rates will improve. We will continue to push for operational improvements, and we are very appreciative of the efforts of our associates as we strive to earn the repeat business of our customers by providing quality vehicles, affordable payment terms and excellent service.”

“We are in the process of closing our Jefferson City, Missouri dealership to allocate resources to locations with better long-term potential. At the same time, we are in the process of opening a new dealership in Siloam Springs, Arkansas to take advantage of market opportunities,” said Mr. Henderson. “We continue to believe that every small town could use a Car-Mart and our investments in our General Managers will allow us to begin to open more new dealerships in the future.”

“We are encouraged by the increase in sales volume productivity and the same store revenue growth for the quarter. There is tremendous demand for the service we provide to our market and it is nice to see our hard work paying off with the productivity improvements. We remain committed to improving operations with increased investments in the recruitment, training and advancement of our General Managers as well as additional investments in the collections support area. Also, we are pleased to see the continuing improvements with our inventory management which resulted in a 280 basis point increase in our gross profit percentage. We are very appreciative of the efforts of our associates as they push to help our customers succeed by delivering great customer service,” said Jeff Williams, President of America’s Car-Mart, Inc. “Net Charge-Offs were down by 30 basis points as we did a nice job of adjusting to the delays with income tax refunds during the quarter. We are improving the relationships with our customers, but we know we can do much better and we will continue to prioritize our efforts in this area of the business.”

“During the quarter, we re-purchased 365,364 shares of our common stock for approximately $12.3 million at an average price of $33.70 per share. Since February 2010, we have re-purchased 4.8 million shares (41% of the outstanding shares) for $155.3 million at an average cost of $32.23. We plan to continue to invest in stock re-purchases opportunistically as we move forward,” added Mr. Williams. “We will continue to focus on cash flows and maintaining a healthy balance sheet.  We ended the quarter with debt to equity of 50.6% and debt to finance receivables of 25.3%. We are excited about our future, and we will always put everything we have into making Car-Mart great.”

Conference Call

Management will be holding a conference call on Tuesday, May 23, 2017 at 11:00 a.m. Eastern Time to discuss fourth quarter results.  A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #18425557.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates 140 automotive dealerships in eleven states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information, including investor presentations, on America’s Car-Mart, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company’s common stock; and
  the Company’s business and growth strategies and plans.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2017	Three Months Ended
	April 30,		vs.	April 30,
	2017	2016	2016	2017	2016
Operating Data:
Retail units sold	12,126	12,345	(1.8)%
Average number of stores in operation	139	146	(4.8)
Average retail units sold per store per month	29.1	28.2	3.2
Average retail sales price	$10,654	$10,641	0.1
Same store revenue growth	1.3%	7.8%
Net charge-offs as a percent of average finance receivables	8.7%	9.0%
Collections as a percent of average finance receivables	15.6%	16.8%
Average percentage of finance receivables-current (excl. 1-2 day)	81.0%	80.5%
Average down-payment percentage	7.9%	8.4%

Period End Data:
Stores open	140	143	(2.1)%
Accounts over 30 days past due	3.6%	3.0%
Finance receivables, gross	$466,854	$437,278	6.8%

Operating Statement:
Revenues:
Sales	$136,032	$139,461	(2.5)%	100.0%	100.0%
Interest income	16,885	15,288	10.4	12.4	11.0
Total	152,917	154,749	(1.2)	112.4	111.0

Costs and expenses:
Cost of sales	79,581	85,501	(6.9)	58.5	61.3
Selling, general and administrative	23,464	23,310	0.7	17.2	16.7
Provision for credit losses	38,630	38,172	1.2	28.4	27.4
Interest expense	1,029	923	11.5	0.8	0.7
Depreciation and amortization	1,037	1,152	(10.0)	0.8	0.8
Loss on disposal of property and equipment	798	323	147.1	0.6	0.2
Total	144,539	149,381	(3.2)	106.3	107.1

Income before taxes	8,378	5,368		6.2	3.8

Provision for income taxes	3,136	2,005		2.3	1.4

Net income	$5,242	$3,363		3.9	2.4

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$5,232	$3,353

Earnings per share:
Basic	$0.68	$0.41
Diluted	$0.66	$0.40

Weighted average number of shares used in calculation:
Basic	7,737,420	8,123,456
Diluted	7,941,504	8,335,751

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Years Ended		2017	Years Ended
	April 30,		vs.	April 30,
	2017	2016	2016	2017	2016
Operating Data:
Retail units sold	47,116	46,483	1.4%
Average number of stores in operation	142	145	(2.1)
Average retail units sold per store per month	27.7	26.7	3.7
Average retail sales price	$10,540	$10,361	1.7
Same store revenue growth	3.5%	2.7%
Net charge-offs as a percent of average finance receivables	30.5%	31.3%
Collections as a percent of average finance receivables	53.6%	57.5%
Average percentage of finance receivables-current (excl. 1-2 day)	80.2%	81.4%
Average down-payment percentage	6.0%	6.7%

Period End Data:
Stores open	140	143	(2.1)%
Accounts over 30 days past due	3.6%	3.0%
Finance receivables, gross	$466,854	$437,278	6.8%

Operating Statement:
Revenues:
Sales	$520,149	$506,517	2.7%	100.0%	100.0%
Interest income	67,602	61,389	10.1	13.0	12.1
Total	587,751	567,906	3.5	113.0	112.1

Costs and expenses:
Cost of sales	304,927	304,886	0.0	58.6	60.2
Selling, general and administrative	91,940	92,242	(0.3)	17.7	18.2
Provision for credit losses	149,097	144,397	3.3	28.7	28.5
Interest expense	4,069	3,306	23.1	0.8	0.7
Depreciation and amortization	4,272	4,208	1.5	0.8	0.8
Loss on disposal of property and equipment	1,204	369	226.3	0.2	0.1
Total	555,509	549,408	1.1	106.8	108.5

Income before taxes	32,242	18,498		6.2	3.7

Provision for income taxes	12,037	6,902		2.3	1.4

Net income	$20,205	$11,596		3.9	2.3

Dividends on subsidiary preferred stock	$(40)	$(40)

Net income attributable to common shareholders	$20,165	$11,556

Earnings per share:
Basic	$2.57	$1.38
Diluted	$2.49	$1.33

Weighted average number of shares outstanding:
Basic	7,854,238	8,370,478
Diluted	8,110,777	8,666,031

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	April 30,	April 30,	April 30,
	2017	2016	2015

Cash and cash equivalents	$434	$602	$790
Finance receivables, net	$357,161	$334,793	$324,144
Inventory	$30,129	$29,879	$34,267
Total assets	$424,258	$406,296	$400,361
Total debt	$117,944	$107,902	$102,685
Treasury stock	$162,024	$141,535	$127,321
Stockholders' equity	$233,008	$228,817	$229,132
Shares outstanding	7,608,471	8,073,820	8,529,223

Finance receivables:
Principal balance	$466,854	$437,278	$417,368
Deferred revenue - payment protection plan	(18,472)	(17,305)	(15,652)
Deferred revenue - service contract	(9,611)	(10,034)	(9,584)
Allowance for credit losses	(109,693)	(102,485)	(93,224)

Finance receivables, net of allowance and deferred revenue	$329,078	$307,454	$298,908

Allowance as % of principal balance net of deferred revenue	25.0%	25.0%	23.8%

Changes in allowance for credit losses:
	Years Ended
	April 30,
	2017	2016
Balance at beginning of period	$102,485	$93,224
Provision for credit losses	149,097	144,397
Charge-offs, net of collateral recovered	(141,889)	(135,136)
Balance at end of period	$109,693	$102,485

Contacts:
William H. (“Hank”) Henderson, CEO or Jeffrey A. Williams, President at (479) 464-9944